Exhibit 4.33

SEVENTH SUPPLEMENTAL INDENTURE

SEVENTH SUPPLEMENTAL INDENTURE, dated as of August 31, 2005, among CanWest Media Inc. (“CMI”), New CMPI, as defined below, and The Bank of New York, as trustee (the “Trustee”).

WHEREAS, CMI, the guarantors thereunder and the Trustee are parties to that certain indenture, dated as of April 3, 2003 (as amended and supplemented to the date hereof, the “Indenture”);

WHEREAS, Section 8.01 of the Indenture permits CMI and any Guarantor, when authorized by a Board Resolution of each of them, and the Trustee to supplement the Indenture without notice to or consent of any Noteholder to comply with Section 5.01 of the Indenture or to add a Guarantor;

WHEREAS, on the date hereof, New CMPI has guaranteed or otherwise become liable with respect to the indebtedness of CMI under the credit agreement dated as of November 7, 2000 among CMI, as borrower, CanWest Global Communications Corp., as guarantor, The Bank of Nova Scotia, as administrative agent, and such other Persons (as that term is defined in the Credit Facility) as may from time to time be parties to the Credit Agreement (as amended, the “Credit Facility”);

WHEREAS, New CMPI wishes to provide a Guarantee (as defined in the Indenture) under the Indenture in accordance with Sections 4.13 and 11.04 thereunder;

WHEREAS, on the date hereof: (i) each of the corporations listed on Exhibit A hereto (the “Print Entities”) amalgamated to form CanWest MediaWorks Publications Inc. (“Old CMPI”) and (ii) 4309626 Canada Inc. (“4309626”) and Old CMI amalgamated to form a new company also called CanWest MediaWorks Publications Inc. (“New CMPI”);

WHEREAS, in accordance with Section 5.01 of the Indenture New CMPI wishes to assume the obligations of 4309626, Old CMPI and the Print Entities, as the case may be, under the Indenture, the Notes and the Guarantees;

WHEREAS, the Boards of Directors of CMI and New CMPI have authorized this Seventh Supplemental Indenture; and

WHEREAS, all things necessary to make this Seventh Supplemental Indenture a valid supplement to the Indenture according to its terms and the terms of the Indenture have been done.

NOW, THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of Holders of the Notes:

ARTICLE I

ASSUMPTION OF OBLIGATIONS

Section 1.1. New CMPI hereby expressly assumes all of the obligations of 4309626, Old CMPI and the Print Entities, as the case may be, under the Indenture, the Notes and the Guarantees, as evidenced by this Supplemental Indenture and its execution of a Guarantee in the form required under the Indenture.

Section 1.2. In accordance with Section 4.13 of the Indenture, the Guarantee of New CMPI provided under Section 1.1 hereunder shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder of Notes, upon:

(1) the unconditional release of CMPI from its liability in respect of the Indebtedness under the Credit Facility; or

(2) any sale or other disposition (by merger or otherwise) to any Person that is not a Restricted Subsidiary of a controlling interest in, or all or substantially all of the assets of, New CMPI; provided that:

(a) such sale or disposition of such controlling interest or assets is otherwise in compliance with the terms of the Indenture; and

(b) such assumption, guarantee or other liability of New CMPI has been released by the Holders of the Other Indebtedness so guaranteed.

ARTICLE II

OTHER PROVISIONS

Section 2.1. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 2.2. THIS SEVENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SEVENTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE GUARANTEES.

Section 2.3. All agreements of CMI and New CMPI in this Seventh Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Seventh Supplemental Indenture shall bind its successors.

Section 2.4. The parties may sign multiple counterparts of this Seventh Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 2.5. The parties to this Seventh Supplemental Indenture have expressly requested that this Seventh Supplemental Indenture and all related notices, amendments and other documents be drafted in the English Language. Les parties a la présente convention ont expressément exigé que cette convention et tous les avis, modifications et autres documents y afférents soient rédigés en langue anglaise seulement.

Section 2.6. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.

[signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Seventh Supplemental Indenture to be duly executed, all as of the date and year first written above.

CANWEST MEDIA INC.

By:
	Name:	John Maguire
	Title:	Chief Financial Officer

By:
	Name:	Richard M. Leipsic
	Title:	Vice-President and General Counsel

CANWEST MEDIAWORKS PUBLICATIONS INC.

By:
	Name:	Richard M. Leipsic
	Title:	Vice-President

By:
	Name:	Riva J. Richard
	Title:	Secretary

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

Exhibit A

CanWest Publications Inc.

CanWest Interactive Inc.

CanWest – Montreal R.P. Holdings Inc.

CanWest-Windsor R.P. Holdings Inc.

Montreal Gazette Group Inc.

Ottawa Citizen Group Inc.

Windsor Star Group Inc.

Saskatoon StarPhoenix Group Inc.

Regina Leader Post Group Inc.

Edmonton Journal Group Inc.

Calgary Herald Group Inc.

Lower Mainland Publishing Group Inc.

Pacific Newspaper Group Inc.

Victoria Times Colonist Group Inc.